Exhibit 10.2

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

September 8, 2015

Energy Strategic Advisory Services LLC

200 Crescent Court, Suite 200

Dallas, Texas 75201

Attention: Jonathan Siegler, Executive Vice President, CFO

Re:	Nomination of Designee to the Board of Directors of EXCO

Ladies and Gentlemen:

Reference is made to that certain Services and Investment Agreement, dated as of March 31, 2015, by and among Energy Strategic Advisory Services LLC, a Delaware limited liability company (“ESAS”), and EXCO Resources, Inc., a Texas corporation (“EXCO”) (the “Services and Investment Agreement” as the same may be amended or amended and restated from time to time in accordance with its terms). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Services and Investment Agreement.

This is the letter referred to in Section 5.19 of the Services and Investment Agreement. So long as (i) no order from a Governmental Authority is outstanding to the contrary, and (ii) ESAS is not in breach of Sections 5.18, 5.19 or 5.20 of the Services and Investment Agreement, ESAS shall have the right to nominate for election to the Board of Directors of EXCO (the “Board”) one (1) director (the “ESAS Nominee”); provided that (a) until the earlier to occur of (i) the fourth anniversary of the Closing and (ii) the death or incapacity of C. John Wilder (“Mr. Wilder”), ESAS’s nominee shall be Mr. Wilder and ESAS shall cause Mr. Wilder (A) to agree to be nominated for election to serve on the Board at any annual meeting of the shareholders or special meeting held to elect directors and (B) to agree to be nominated for election to serve as Executive Chairman at any meeting of the Board held to elect the Executive Chairman and (C) to serve on the Board and as Executive Chairman if properly elected and (b) ESAS shall not have the right to nominate any person, including Mr. Wilder, as the ESAS Nominee if such person (i) is prohibited or disqualified from serving as a director of EXCO under any order or decree of any court, the SEC or any other regulatory body, rule or regulation of the SEC, the New York Stock Exchange or any other exchange on which the Common Stock is listed, or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of his or her fiduciary duties to EXCO and its shareholders (other than such duties that are waived in the Articles of Incorporation of EXCO), (iii) has engaged in acts or omissions that involve (A) intentional misconduct or an intentional violation of Law and that are felonies, or (B) violations of Law involving moral turpitude or that are materially adverse to EXCO, or (iv) is subject to a disqualification event described in Rule 506(d) of Regulation D of the Securities Act of 1933; provided, further, that ESAS shall have the right to replace such disqualified person, other than Mr. Wilder, with a different person as the ESAS Nominee.

EXCO hereby agrees, subject to the fiduciary duties of its Board, to cause the ESAS Nominee to be nominated for election to serve on the Board at any annual meeting of the shareholders or special meeting held to elect directors.

Neither EXCO nor any officer, director, stockholder, partner, member, employee or agent of EXCO makes any representation or warranty as to the fitness or competence of the ESAS Nominee to serve on the Board by virtue of such party’s execution of this letter.

This letter and the obligations hereunder shall automatically terminate on the first to occur of (a) the termination of the Services and Investment Agreement in accordance with its terms and (b) the initial time that ESAS no longer has the right to nominate any ESAS Nominee in accordance with the terms hereof.

This letter is being executed in connection with the Services and Investment Agreement. This letter shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflicts of law. The terms of this letter may not be amended, modified or supplemented, and waivers or consents to departures from the terms hereof may not be given, except by the written consent of all of the parties hereto. This letter may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding, please acknowledge by signing in the space provided below.

Sincerely,

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President, General Counsel and Secretary

Signature Page to Side Letter

Agreed to and accepted as of the date set forth above

ENERGY STRATEGIC ADVISORY SERVICES LLC

By:	/s/ C. John Wilder
Name:	C. John Wilder
Title:	Executive Chairman

Signature Page to Side Letter